                                   Exhibit 4.7

                               FIRST AMENDMENT TO
                       PREFERRED STOCK PURCHASE AGREEMENT

      This is the First Amendment dated as of May 20, 2004 to the Preferred Stock Purchase Agreement, dated as of March 10, 2004 (as the same may be amended, supplemented or modified in accordance with the terms hereof, the "Agreement"), by and between Res-Care, Inc., a Kentucky corporation (the "Company") and Onex Partners LP, a Delaware limited partnership, Onex American Holdings II LLC, a Delaware limited liability company, Onex US Principals LP, a Delaware limited liability, Res-Care Executive Investco LLC, a Delaware limited liability company (collectively, the "Purchaser").

      The parties, intending to be legally bound, hereby amend the Agreement as follows:

      1. Section 5.3(a) of the Agreement is hereby amended so that as amended it shall read in its entirety as follows:

      5.3 Board of Directors.

            (a) The Company will take all action necessary (including without limitation using its reasonable best efforts to cause the resignation of certain current members of the Company's Board of Directors (and committees thereof)) so that, effective as of the Closing Date: (i) the Company's Board of Directors shall consist of nine members; (ii) three individuals designated by the Purchaser shall be appointed to the Board, including two directors to be elected exclusively by holders of the Series A Preferred Stock; and (iii) one individual shall be appointed by the Company's Board of Directors. The Purchaser agrees that no more than two out of the three individuals designated by the Purchaser will be officers or employees of the Purchaser or a Purchaser Affiliate. The four individuals so designated for appointment as directors shall be identified in the proxy statement for the Company's 2004 annual meeting. The Company agrees not to appoint an individual to the fourth vacancy on its Board of Directors other than the individual identified in the proxy statement, except that if the identified individual declines to accept the appointment, the Company's Nominating Committee shall fill the vacancy only after the Closing Date. The Purchaser further acknowledges that except for the two individuals elected by the holders of the Series A Preferred Stock, directors will be nominated and elected to fill Board seats through the Company's Nominating Committee and shareholder election process. Any individual designated by the Purchaser and serving on the Board of Directors will be eligible to receive the Company's customary directors fees.

      2. The Articles of Amendment that were attached as Exhibit A to the Agreement to set forth the powers, rights and other terms of the Series A Preferred Stock

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

are hereby amended and restated to read in their entirety in the form attached as Exhibit A to this Amendment.

      3. The form of Voting Agreement between the Purchaser and Ronald G. Geary is attached as Exhibit B to this Amendment.

      4. The form of Management Services Agreement between the Company and Onex Partners Manager LP is attached as Exhibit C to this Amendment.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

                                RES-CARE, INC.

                                By:  /s/ Ronald G. Geary
                                     -------------------------------------------
                                Title: Chairman, President and Chief Executive
                                       Officer

                                ONEX PARTNERS LP

                                By:  ONEX PARTNERS GP LP, its General
                                     Partner

                                By   ONEX PARTNERS MANAGER LP, its Agent

                                By   ONEX PARTNERS MANAGER GP INC.,
                                     its General Partner

                                By:  /s/ Robert M. Le Blanc
                                     -------------------------------------------
                                       Robert M. Le Blanc,
                                Title: Managing Director

                                By:  /s/ Eric J. Rosen
                                     -------------------------------------------
                                         Eric J. Rosen
                                Title: Managing Director

                                ONEX AMERICAN HOLDINGS II LLC

                                By:  /s/ Eric J. Rosen
                                     -------------------------------------------
                                Title: Director

                                By:  /s/ Donald F. West
                                     -------------------------------------------
                                Title: Director

                                ONEX US PRINCIPALS LP

                                By:  ONEX AMERICAN HOLDINGS GP
                                     LLC, its General Partner

                                By:  /s/ Eric J. Rosen
                                     -------------------------------------------
                                Title: Director

                                By:  /s/ Donald F. West
                                     -------------------------------------------
                                Title: Director

                                RES-CARE EXECUTIVE INVESTCO LLC

                                By:  /s/ Robert M. Le Blanc
                                     -------------------------------------------
                                Title: Director

                                By:  /s/ Donald F. West
                                     -------------------------------------------
                                Title: Director

                                    EXHIBIT A

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                 RES-CARE, INC.

      Res-Care, Inc., a Kentucky corporation (the "Corporation"), certifies that pursuant to the authority contained in its Articles of Incorporation (the "Articles of Incorporation"), and in accordance with the provisions of Section 6-020 of the Kentucky Business Corporation Act (the "KBCA"), its Board of Directors (the "Board of Directors") has adopted the following resolution creating a series of its Preferred Stock designated as Series A Convertible Preferred Stock.

      RESOLVED, that a series of authorized Preferred Stock of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions set forth below.

      FURTHER RESOLVED, that the Corporation's Articles of Incorporation are hereby amended by adding a new Article VI.C to read in its entirety as follows:

                             PREFERENCES AND RIGHTS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

      SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 48,095 shares of Series A Preferred Stock.

      SECTION 2. RANK. The Series A Preferred Stock shall, except as otherwise provided below, with respect to payment of dividends, distributions, redemption payments and rights upon any Liquidation of the Corporation, rank (i) senior to all Junior Securities, (ii) on a parity with all Parity Securities, and (iii) junior to all Senior Securities.

      SECTION 3. DIVIDENDS AND DISTRIBUTIONS. Holders of shares of Series A Preferred Stock shall be entitled to receive dividends and distributions paid by the Corporation to holders of Common Stock on an as-converted basis, with the deemed date of conversion being the date such dividend or distribution is declared.

      SECTION 4. LIQUIDATION.

            (a) In the event the Corporation shall liquidate, dissolve, wind up or make any assignment for the benefit of creditors (any such event, a "Liquidation"), each holder of shares of Series A Preferred Stock shall be entitled to receive the Liquidation Preference.

            (b) In the event of any Liquidation, holders of shares of Series A Preferred Stock (i) shall not be entitled to receive the Liquidation Preference of the shares held by them until payment in full or provision has been made for the payment of all claims of creditors of the Corporation and the liquidation preference of any Senior Securities, plus accrued and unpaid dividends thereon, if any, whether or not declared, to the payment date shall have been paid in full; (ii) shall be entitled to receive the Liquidation Preference of the shares held by them, in preference to and in priority over any distributions upon any Junior Securities; and (iii) with respect to distributions paid after the holders of any Junior Securities other than Common Stock have received any preferential distributions to which they are entitled and after holders of Common Stock have received distributions per share equal to the Liquidation Preference, to share ratably with holders of the Common Stock in any subsequent distribution of the assets of the Corporation. Subject to clause (i) above, if the assets of the Corporation are not sufficient to pay in full the Liquidation Preference payable to the holders of shares of Series A Preferred Stock and the liquidation preference payable to the holders of any Parity Securities, the holders of all such shares shall share ratably in proportion to the full respective preferential amounts payable on such shares in any distribution.

            (c) For the purposes of this Section 4, neither the sale of all or substantially all of the assets of the Corporation nor the consolidation or merger of the Corporation with or into any other entity shall be deemed to be a Liquidation of the Corporation, unless such sale, consolidation or merger shall be in connection with a plan of Liquidation (in which event the holders of shares of Series A Preferred Stock shall be entitled to receive the Liquidation Preference).

            (d) If there are fewer than 14,428 shares of Series A Preferred Stock held by the Initial Holders, the holders of shares of Series A Preferred Stock shall no longer be entitled to receive the Liquidation Preference in preference to and in priority over any distributions upon any Junior Securities and shall share ratably with holders of the Common Stock in any distribution of the assets of the Corporation.

      SECTION 5. VOTING RIGHTS.

            (a) General. Each share of Series A Preferred Stock shall entitle the holder thereof to notice of, to attend and to vote, in person or by proxy, on all matters submitted for a vote of the Corporation's shareholders at any special or annual meeting of stockholders, with the Common Stock and any other series or class of Voting Securities voting together as a single class with all other shares entitled to vote thereon except in cases where a vote of the holders of shares of Series A Preferred Stock, voting separately as a class, is required by law or by the Articles of Incorporation, as amended. With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares that the Series A Preferred Stock are convertible into on the Issuance Date, subject to adjustment only if the Corporation shall (A) subdivide the outstanding shares of any class of Common Stock into a greater number of shares, including by way of a stock dividend, or
(B) combine the outstanding shares of any class of Common Stock into a smaller number of shares, in which case the number of votes that each share of Series A Preferred Stock shall be entitled to cast in effect immediately prior to such action shall be adjusted by multiplying such number of votes by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately following such action and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior thereto.

            (b) Voting With Respect to Certain Matters. For so long as any shares of Series A Preferred Stock are outstanding, in addition to any vote or consent of stockholders required by applicable law or by the Articles of Incorporation, the Corporation shall not effect or validate, without the affirmative vote, given in person or by proxy at any meeting called for such purpose, or written consent, of the holders of a majority of the shares of Series A Preferred Stock at any time issued and outstanding, acting as a single class any reclassification of the Series A Preferred Stock or any amendment, alteration or repeal, or any replacement (including as a result of a merger or consolidation involving the Corporation in which different articles of incorporation govern the Corporation or the surviving corporation in the merger or otherwise by operation of law), of any provision of the Corporation's Articles of Incorporation or Bylaws which adversely affects the dividend or liquidation preferences, voting powers or other rights of the holders of the Series A Preferred Stock. In connection with any right to vote as a single class pursuant to this Section 5(b), each holder of shares of Series A Preferred Stock shall have one vote for each share held.

            (c) Special Voting Rights for Directors and Related Matters. In addition to any other rights to elect directors which the holders of shares of Series A Preferred Stock may have, from and after the Issuance Date (i) if there are at least 31,262 shares of Series A Preferred Stock held by the Initial Holders (shares converted into Common Stock shall not be considered to be shares of Series A Preferred Stock held by the Initial Holders for purposes of this
Section 5(c)), then the holders of such shares of Series A Preferred Stock shall be entitled to nominate and elect, at such meeting of stockholders or by written consent in lieu thereof, two members of the Corporation's Board of Directors,
(ii) if there are less than 31,262 shares, but at least 14,428 shares of Series A Preferred Stock held by the Initial Holders, then the holders of such shares of Series A Preferred Stock shall be entitled to nominate and elect, at such meeting of stockholders or by written consent in lieu thereof, one member of the Corporation's Board of Directors, and (iii) if there are less than 14,428 shares of Series A Preferred Stock held by the Initial Holders, then the holders of such shares of Series A Preferred Stock shall have no special rights to elect directors and such shares shall merely have the voting rights, including the right to vote on the election of directors, provided in Section 5(a). A reduction in the number of shares of Series A Preferred Stock outstanding shall not shorten the term of a Designated Director.

            (d) Election Procedures for Designated Directors. The right of the holders of shares of Series A Preferred Stock to elect directors as described in
Section 5(c) may be exercised at any annual meeting of stockholders held for the purpose of electing directors, or by the written consent of the holders of shares of Series A Preferred Stock acting without a meeting pursuant to Section 7-040 of the KBCA. At any meeting held for the purpose of electing directors at which the holders of shares of Series A Preferred Stock shall have the right to elect directors as described in Section 5(c), the presence in person or by proxy of the holders of a majority of the then outstanding shares of Series A Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof, (x) the absence of a quorum of the holders of shares of Series A Preferred Stock shall not prevent the election of directors, if any, other than the directors to be elected by the holders of shares of Series A Preferred Stock, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of the directors to be elected by the holders of shares of Series A Preferred Stock, and (y) in the absence of a quorum of the holders of shares of Series A Preferred Stock, a majority of the holders of shares of Series A Preferred Stock present in person or by proxy shall have the power to adjourn the meeting for the election of directors which such holders are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

            (e) Designated Directors.

                  (1) Except as otherwise provided for herein, any director nominated and elected by the holders of Series A Preferred Stock pursuant to
Section 5(d) (the "Designated Directors") shall serve a term equal in length to the term of directors elected by holders of Common Stock. Each Designated Director shall be entitled to all rights of voting and participation as are directors of the Corporation generally. The holders of shares of Series A Preferred Stock shall be entitled exclusively, by affirmative vote of holders of a majority of the total number of shares of Series A Preferred Stock then outstanding or by written consent in lieu thereof, at any time to remove any Designated Director. Any other provision of the Articles of Incorporation, as amended or Bylaws of the Corporation notwithstanding, no Designated Director may be removed except in the manner provided for in this Section 5(e). Vacancies among the Designated Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled at any time, but only by the affirmative vote of holders of a majority of the total number of shares of Series A Preferred Stock cast, voting at a meeting together as a single class, or by a majority of the total number of shares of Series A Preferred Stock then outstanding acting by written consent in lieu thereof. Any director so chosen shall hold office for a term expiring on the date the term of office of the director such newly elected director shall have replaced would have expired.

                  (2) During such period as the holders of shares of Class A Preferred Stock are entitled to elect Designated Directors pursuant to Section 5(c), the following actions by the Corporation's Board of Directors shall not be undertaken without the unanimous approval of the Designated Directors:

                        (i) the adoption or entering into of any "poison pill" rights plan or any similar plan or agreement, or the payment of any dividend of any rights to purchase stock of the Corporation in connection with such a plan or agreement;

                        (ii) any issuance or incurrence of (or agreement to issue or incur, including by way of an acquisition of any entity, or any merger, business combination or similar transaction or as a result of any amendment to any indenture, credit agreement or other similar instrument) Debt, other than any borrowing that does not cause the Corporation to have aggregate Debt at any time outstanding in an amount in excess of the Permitted Debt;

                        (iii) the hiring and termination of the Corporation's Chief Executive Officer;

                        (iv) the approval of any new stock option, restricted stock, stock purchase or stock bonus plan, agreement or arrangement providing for the issuance of shares of Common Stock or any increase in the number of shares of Common Stock issuable under any such plans existing as of December 31, 2003;

                        (v) any action by the Board of Directors to change the number of positions on the Corporation's Board of Directors; or

                        (vi) the declaration and payment of dividends on the Corporation's capital stock in an amount greater than $10 million per year.

            (f) Certain Restrictions. For so long as the Initial Holders Beneficially Own at least 26,452 shares (shares converted into Common Stock shall not be considered to be shares of Series A Preferred Stock held by the Initial Holders for purposes of this Section 5(f)) of Class A Preferred Stock, the Corporation shall not, without the consent of the holders of a majority of the outstanding shares of Class A Preferred Stock voting as a separate class, effect, validate or enter into any agreement with respect to, any of the following:

                  (1) any authorization, issuance or reclassification, of any of the Corporation's equity securities or any Convertible Securities, or any derivative or similar securities with respect to any of the foregoing, other than the issuance of (w) Permitted Options, or (x) shares of Junior Securities;

                  (2) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of (or the reclassification of any securities into), Senior or Parity Securities;

                  (3) the liquidation, dissolution, filing of any voluntary bankruptcy petition, assignment for the benefit of creditors, winding up or reorganization of the Corporation, other than any liquidation, dissolution, winding up or reorganization which is part of transaction with respect to which the holders of shares of Class A Preferred Stock failed to exercise their right of first refusal pursuant to Section 5(g);

                  (4) any amendment to the Corporation's Articles of Incorporation, if such amendment would require the vote of the holders of the Class A Preferred Stock as a class under Section 10-040 of the KBCA; or

                  (5) for a period of 18 months after the Issuance Date, the sale, directly or indirectly, of substantially all of the Corporation's assets or equity (by merger, consolidation or otherwise).

            (g) Right of First Refusal. For so long as the Initial Holders Beneficially Own at least 26,452 shares (shares converted into Common Stock shall not be considered to be shares of Series A Preferred Stock held by the Initial Holders for purposes of this Section 5(g)) of Class A Preferred Stock, the Corporation shall not sell, directly or indirectly, substantially all of the Corporation's assets or equity (by merger, consolidation or otherwise) without first giving the holders of shares of Class A Preferred Stock the right to acquire such assets or equity on the same terms and conditions. The Corporation's Board of Directors shall establish reasonable terms and procedures relating to the implementation of the right of first refusal set forth in this
Section 5(g), which shall include at least 10 business days within which to consider whether to exercise the right of first refusal set forth in this
Section 5(g).

            (h) Optional Redemption. If the holders of shares of Class A Preferred Stock fail to approve a transaction for which a vote of the holders of shares of Class A Preferred Stock is required under Section 5(f)(5), then the Corporation shall have the option to redeem all, but not less than all, of the outstanding shares of Class A Preferred Stock. The Corporation shall exercise its rights by giving the holders of shares of Class A Preferred Stock written notice of the exercise of its rights under this Section 5(h) within 10 business days after the date of the shareholder vote pursuant to Section 5(f)(5). The closing by the Corporation of the redemption of the shares of Class A Preferred Stock shall be conditioned upon and shall occur simultaneously with the closing of the transaction falling within the scope of Section 5(f)(5). The redemption price payable pursuant to this Section 5(h) shall be an amount equal to the Liquidation Preference plus dividends at the rate per share (as a percentage of the Liquidation Preference per share) equal to 10% per annum compounded annually, commencing on the Issuance Date and payable through the date of redemption, payable in cash at the closing. Holders of shares of Class A Preferred Stock shall have the option to convert their shares to Common Stock at any time prior to the date of redemption.

            (i) Put Rights. Commencing on the date 18 months after the Issuance Date, if the Corporation closes a sale, directly or indirectly, or substantially all of the Corporation's assets or equity (by merger, consolidation or otherwise), holders of shares of Preferred Stock may require the Corporation to redeem their shares of Class A Preferred Stock, simultaneously with the closing of the transaction falling within this scope of Section 5(i). Holder of shares of Class A Preferred Stock desiring to exercise their put rights under this
Section 5(i) shall be required to give the Corporation written notice of the exercise of their rights under this Section 5(i) on or prior to the date of the shareholders' meeting approving the transaction or such put rights shall terminate. The redemption price payable pursuant to this Section 5(i) shall be an amount equal to the Liquidation Preference for the redeemed shares, payable in cash at the closing.

            (j) Transfer Restrictions. No Initial Holder may sell or transfer shares of Series A Preferred Stock to any Person other than another Initial Holder or its Affiliates. This Section 5(j) shall not restrict the right of an Initial Holder to sell or transfer shares of Common Stock issued upon the conversion of Series A Preferred Stock pursuant to Section 6.

      SECTION 6. CONVERSION.

            (a) Conversion at Holder's Option. Any holder of shares of Series A Preferred Stock may, at any time and from time to time after the Issuance Date, convert any or all shares of Series A Preferred Stock held by such holder, into a number of shares of Common Stock calculated by dividing, for each share of Series A Preferred Stock to be converted, (1) the Stated Value, at the date upon which the conversion takes place by (2) $10.50, subject to adjustment as described in Section 6(f) (the "Conversion Price"). If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

            (b) Conversion Procedures.

                  (i) The holder of any shares of Series A Preferred Stock may exercise its right to convert such shares by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose a certificate or certificates, duly endorsed, representing the shares of Series A Preferred Stock to be converted, accompanied by a written notice stating (i) the number of shares of Series A Preferred Stock to be converted, (ii) the name or names in which such holder wishes the certificate or certificates representing shares of Common Stock to be issued and (iii) the date (the "Conversion Date") upon which such holder wants such conversion to take place, which shall be no earlier than three Business Days from the date of surrender of such certificates.

                  (ii) The Corporation shall, prior to the Conversion Date, issue and deliver to or upon the order of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled (in the number(s) and denomination(s) designated by such holder). In the event that less than all of the shares of Series A Preferred Stock represented by any certificate are converted, a new certificate representing the unredeemed shares shall be promptly issued to the holder thereof without cost to such holder.

                  (iii) Such conversion right with respect to any shares of Series A Preferred Stock shall be deemed to have been exercised on the Conversion Date and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of Common Stock upon such date; provided, however, that nothing in this sentence shall relieve the Corporation of its obligation to deliver to the person or persons entitled to receive the Common Stock issuable upon conversion certificates therefor and to make the payment required by Section 6(c), if applicable.

            (c) No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. Any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, shall instead be rounded to the closest whole number of shares.

            (d) If a holder converts shares of Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion or due upon the issuance of a new certificate or certificates for any shares of Series A Preferred Stock not converted. The holder, however, shall pay any such tax that is due because any such shares of Common Stock or Series A Preferred Stock are issued in a name other than the name of the holder.

            (e) The Corporation shall at all times keep reserved out of its authorized but unissued Common Stock, free from Liens and not subject to any preemptive or other similar rights, a sufficient number of shares of Common Stock to permit the conversion of all of the then outstanding shares of Series A Preferred Stock. For the purposes of this Section 6(e), the full number of shares of Common Stock then issuable upon the conversion of all then outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series A Preferred Stock were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the Commonwealth of Kentucky and its Articles of Incorporation, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Series A Preferred Stock at the time outstanding. All shares of Common Stock issued upon conversion of shares of Series A Preferred Stock shall be issued without charge and shall be validly issued, fully paid, nonassessable and free and clear of (i) any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), restriction (other than restrictions on transfer imposed by federal or state securities laws) or other security interest of any kind or nature whatsoever (collectively, "Liens"), other than any such Liens imposed by the holder to whom such shares are issued or such Person's creditors and (ii) any preemptive or other similar rights. If a conversion of shares of Series A Preferred Stock is to be made in connection with a Change of Control, Business Combination or a similar transaction affecting the Corporation (other than a tender or exchange offer), the conversion of any shares of Series A Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated. In connection with any tender or exchange offer for shares of Common Stock, holders of shares of Series A Preferred Stock shall have the right to tender (or submit for exchange) shares of Series A Preferred Stock in such a manner so as to preserve the status of such shares as Series A Preferred Stock until immediately prior to such time as shares of Common Stock are to be purchased (or exchanged) pursuant to such offer, at which time that portion of the shares of Series A Preferred Stock so tendered which is convertible into the number of shares of Common Stock to be purchased (or exchanged) pursuant to such offer shall be deemed converted into the appropriate number of shares of Common Stock. Any shares of Series A Preferred Stock not so converted shall be returned to the holder as Series A Preferred Stock. The Corporation shall not close its books against the transfer of shares of Series A Preferred Stock or of shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of shares of Series A Preferred Stock.

            (f) Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment as follows:

                  (i) In case the Corporation shall (A) subdivide the outstanding shares of any class of Common Stock into a greater number of shares, including by way of a stock dividend, or (B) combine the outstanding shares of any class of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying the Conversion Price at which the shares of Series A Preferred Stock were theretofore convertible by a fraction of which the denominator shall be the number of shares of Common Stock outstanding immediately following such action and of which the numerator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the close of business on the record date in the case of a dividend and immediately after the close of business on the effective date in the case of a subdivision or combination.

                  (ii) In case the Corporation at any time or from time to time after the Issuance Date shall issue or sell to any Person any Convertible Securities without consideration or for a consideration per share (or having a conversion, exchange or exercise price per share) less than the Current Market Price on the date of issuance, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which (x) the denominator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of the Convertible Securities and (2) the number of additional shares of Common Stock that may be acquired upon conversion, exchange or exercise of such Convertible Securities, and (y) the numerator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such Convertible Securities and (2) the number of additional shares of Common Stock which the aggregate offering price of the shares of Common Stock so offered would purchase at the Conversion Price on the date of issuance. Such adjustment shall be made whenever such Convertible Securities are issued or sold, and shall become effective immediately after the close of business on the date of issuance or sale of such Convertible Securities.

                  (iii) In case the Corporation shall at any time or from time to time after the Issuance Date purchase, redeem or otherwise acquire any shares of Common Stock at a price per share greater than 105% of the Current Market Price on the date of such event, or in case the Corporation shall purchase, redeem or otherwise acquire Convertible Securities for a consideration per share of Common Stock into which such Convertible Security is exercisable for or convertible or exchangeable into greater than the Current Market Price on the date of such event, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which (x) the denominator shall be the Current Market Price immediately prior to such event, and (y) the numerator shall be the result of dividing: (1) (x) the product of (aa) the number of shares of Common Stock outstanding and (bb) the Current Market Price immediately prior to such event, minus (y) the aggregate consideration paid by the Corporation in such event (plus, in the case of Convertible Securities, the aggregate additional consideration to be paid to the Corporation upon exercise, conversion or exchange), by (2) the number of shares of Common Stock outstanding immediately after such event. Such adjustment shall be made whenever such Common Stock is, or Convertible Securities are, purchased, redeemed or otherwise acquired, and shall become effective immediately after such purchase, redemption or other acquisition of such securities.

                  (iv) In case the Corporation shall at any time or from time to time after the Issuance Date issue or sell any shares of Common Stock at a price per share that is less than the Conversion Price on the date the Corporation commits or agrees to such sale or issuance, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which (x) the denominator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance or sale of such shares of Common Stock and (2) the number of additional shares of Common Stock offered for sale or subject to issuance, and
(y) the numerator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance or sale of such shares of Common Stock and
(2) the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock outstanding on the date of issuance or sale of such shares of Common Stock and (2) the number of additional shares of Common Stock offered for sale or subject to issuance, and (y) the numerator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance or sale of such shares of Common Stock and (2) the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock so offered or issued would purchase at the Conversion Price in effect immediately prior to such issuance or sale. Such adjustment shall be made whenever such Common Stock is issued or sold, and shall become effective immediately after the issuance or sale of such securities; provided, however, that the provisions of this subparagraph shall not apply to shares of Common Stock issued pursuant to a dividend on, or a subdivision or a combination of, the outstanding shares of Common Stock requiring an adjustment in the Conversion Price pursuant to Section 6(f)(i).

                  (v) No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this Section 6(f)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6(f) shall be made to the nearest cent. Anything in Section 6(f) to the contrary notwithstanding, in no event shall the then current Conversion Price be increased as a result of any calculation made at any time pursuant to Sections 6(f)(ii) through 6(f)(iv).

                  (vi) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly file with the transfer agent for the Series A Preferred Stock, if any, a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof (each, a "Conversion Certificate") and promptly thereafter the Corporation shall cause a notice of the adjusted Conversion Price along with a Conversion Certificate to be mailed to each registered holder of shares of Series A Preferred Stock; provided that if there is no transfer agent for the Series A Preferred Stock, then the Corporation shall promptly send a copy of the Conversion Certificate to each holder of record by overnight courier or by certified mail, return receipt requested.

                  (vii) In case of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification covered by Sections 6(f)(i)-(v)), or in case of any consolidation or merger of the Corporation with or into another Person, or in case of any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the Corporation's assets, on a consolidated basis, in one transaction or a series of related transactions, to any Person (including any group that is deemed to be a Person)(each of the foregoing being referred to as a "Business Combination"), in each case which is effected in such a manner that the holders of shares of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock or other securities or property (including cash) with respect to or in exchange for shares of Common Stock, each share of Series A Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the shares of Common Stock issuable upon such conversion prior to the consummation of such Business Combination, the kind and amount of shares of stock and other securities and property (including cash) receivable upon the consummation of such Business Combination by a holder of that number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to the consummation of such Business Combination, the kind and amount of shares of stock and other securities and property (including cash) receivable upon the consummation of such Business Combination by a holder of that number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to the consummation of such Business Combination. In any such case, the Corporation or the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such rights and such rights shall be clearly provided for in the definitive transaction documents relating to such transaction, and the Corporation agrees that it will not be a party to or permit such Business Combination to occur unless such provisions are so made as a part of the terms thereof. The certificate or articles of incorporation or other constituent document shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 6(f)(i). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 6 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. The provisions of this Section 6(f)(vii) shall similarly apply to successive Business Combinations. The Corporation shall give written notice to the holders of shares of Series A Preferred Stock at least 30 days prior to the date on which any Business Combination or similar transaction effecting the Corporation shall take place.

                  (viii) Notwithstanding anything to the contrary herein, the Conversion Price shall not be adjusted pursuant to paragraph (ii) or (iv) of this Section 6(f) for the issuance of any Excluded Securities.

                  (ix) For the purposes of any adjustment of the Conversion Price pursuant to paragraph (ii) or (iv) of this Section 6(f), the following provisions shall be applicable:

                        (1) In the case of the issuance of Common Stock or Convertible Securities for cash in a public offering or private placement, the aggregate consideration shall be deemed to be the amount of cash paid before deducting any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                        (2) In the case of the issuance of Common Stock for consideration in whole or in part other than cash, such consideration shall be deemed to be the Fair Market Value thereof.

                        (3) Subparagraph (2) above notwithstanding, in the case of the issuance of shares of Common Stock or Convertible Securities to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Market Value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock or Convertible Securities, as the case may be.

                        (4) If Common Stock is sold as a unit with other securities, the aggregate consideration received for such Common Stock shall be deemed to be net of the Fair Market Value of such other securities.

                        (5) The aggregate maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent reduction of such number) deliverable upon conversion of or in exchange for, or upon the exercise of, such Convertible Securities and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration received by the Corporation for any such Convertible Securities, plus the minimum amount of consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent increase of consideration), if any, to be received by the Corporation upon the conversion, exercise or exchange of such Convertible Securities.

                        (6) In the case of the issuance of Convertible
Securities:

                              (A) With respect to any Convertible Securities
issued after the Issuance Date for which an adjustment to the Conversion Price previously has been made pursuant to Section 6(f)(ii), on any increase in the number of shares of Common Stock deliverable upon exercise, conversion or exchange of, or a decrease in the exercise price of, such Convertible Securities other than a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price shall forthwith be readjusted retroactively to give effect to such increase or decrease;

                              (B) With respect to any Convertible Securities
issued after the Issuance Date for which an adjustment to the Conversion Price has previously not been made pursuant to Section 6(f)(ii), if there is any increase in the number of shares of Common Stock deliverable upon exercise, conversion or exchange of, or a decrease in the exercise price of, such Convertible Securities other than a change resulting from the anti-dilution provisions thereof, such Convertible Securities shall be treated as if they had been cancelled and reissued and an adjustment to the Conversion Price with respect to such deemed issuance shall be made pursuant to Section 6(f)(ii), if applicable;

                              (C) With respect to any Convertible Securities
issued prior to the Issuance Date, if there is any increase in the number of shares of Common Stock deliverable upon exercise, conversion or exchange of, or a decrease in the exercise price of, such Convertible Securities other than a change resulting from the anti-dilution provisions thereof, such Convertible Securities shall be treated as if they had been cancelled and reissued and an adjustment to the Conversion Price with respect to such deemed issuance shall be made pursuant to Section 6(f)(ii), if applicable; and

                              (D) No further adjustment of the Conversion Price
adjusted upon the issuance of any such Convertible Securities shall be made as a result of the actual issuance of Common Stock upon the exercise, conversion or exchange of any such Convertible Securities.

                              (x) If any event occurs as to which the foregoing
provisions of this Section 6(f) are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price, or otherwise adversely affect the holders of Series A Preferred Stock.

      SECTION 7. STATUS OF SHARES. All shares of the Series A Preferred Stock that are at any time converted pursuant to Section 6, and all shares of the Series A Preferred Stock that are otherwise reacquired by the Corporation, shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other classes or series.

      SECTION 8. GENERAL PROVISIONS.

            (a) Headings. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Article VI.C are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

            (b) Enforcement. Any registered holder of shares of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce such rights, whether for the specific enforcement of any provision in this Article VI.C or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

            (c) Notice of Certain Events. The holders of shares of Series A Preferred Stock shall be entitled to receive written notice of any Liquidation or Change of Control and shall be given an opportunity to convert their shares of Series A Preferred Stock immediately prior to any such Liquidation or Change of Control in the manner specified above, if so specified, or if not so specified, in such a manner as is reasonably likely to give the holders such an opportunity.

      SECTION 9. DEFINITIONS. For the purposes of this Article VI.C:

            An "Affiliate" of, or a person "Affiliated" with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

            "Articles of Incorporation" has the meaning set forth in the Preamble above.

            "Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the Issuance Date.

            "Board of Directors" has the meaning set forth in the Preamble above.

            "Business Combination" has the meaning set forth in Section
6(g)(vii).

            "Business Day" means any day other than a Saturday, Sunday, or a day on which commercial banks in Louisville, Kentucky are authorized or obligated by law or executive order to close.

            "Change of Control", with respect to the Corporation, means the occurrence of any of the following:

                  (i) the acquisition by any Person or group of Persons of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (other than by (x) the Corporation or a Subsidiary of the Corporation or (y) the holders of the Series A Preferred Stock or their respective Affiliates) of 50% or more of either (1) Outstanding Common Stock or
(2) the combined voting power of the Outstanding Voting Securities; provided, however, that any acquisition by any Person pursuant to a transaction that complies with clauses (1), (2) and (3) of paragraph (iii) of this definition shall not be a Change of Control;

                  (ii) individuals who constitute the Incumbent Board (it being understood that any Designated Directors are members of the Incumbent Board) cease for any reason to constitute at least a majority of the Board of Directors or other similar governing body of the Corporation; provided, however, that any individual becoming a director, or having similar management supervisory functions (for purposes of this definition, a "director") subsequent to the date hereof or date of such meeting whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board of the Corporation; or

                  (iii) consummation of a Business Combination unless, following such Business Combination,

                        (1) all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding

Voting Securities of the Corporation immediately prior to such Business Combination Beneficially Own, directly or indirectly, a majority or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Person resulting from such Business Combination (including a Person which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more Subsidiaries) (such resulting Person, a "Resulting Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities of the Corporation, as the case may be,

                        (2) no Person or group of Persons or their Affiliates (excluding any Resulting Corporation and any holder of shares of Series A Preferred Stock or Affiliate thereof) Beneficially Owns, directly or indirectly, a majority or more of, respectively, the then outstanding shares of common stock of the Resulting Corporation or the combined voting power of the then outstanding voting securities of the Resulting Corporation entitled to vote generally in the election of directors of the Resulting Corporation, and

                        (3) at least a majority of the members of the board of directors or other similar governing body of the Resulting Corporation were members of the Incumbent Board or were approved by a majority of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board or other similar governing body, providing for such Business Combination.

            "Closing Price" per share of the Common Stock on any day means the last reported per share sale price, regular way, of the Common Stock on such day, or, in case no such sale takes place on such day, the average of the reported closing per share bid and asked prices, regular way, of the Common Stock on such day, in each case on the NASDAQ or, if the Common Stock is not quoted or admitted to trading on NASDAQ, on the principal national securities exchange or quotation system on which the Common Stock is listed or admitted to trading or quoted, or, if the Common Stock is not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing per share bid and asked prices of the Common Stock on such day in the over-the-counter market as reported by a generally accepted national quotation service.

            "Common Stock" means the common stock of the Corporation.

            "Conversion Certificate" has the meaning set forth in Section 6(g)(vi).

            "Conversion Date" has the meaning set forth in Section 6(b).

            "Conversion Price" has the meaning set forth in Section 6(a).

            "Convertible Securities" shall mean (i) any options or warrants to purchase or other rights to acquire Common Stock, (ii) any securities by their terms convertible into or exchangeable for Common Stock, and (iii) any options or warrants to purchase or other rights to acquire any such convertible or exchangeable securities.

            "Corporation" has the meaning set forth in the Preamble above.

            "Current Market Price" for a given date, with respect to any share of Common Stock, shall mean the average of the Closing Prices of such share (if available, as reported in The Wall Street Journal or other reputable financial news source) for the 20 consecutive Trading Days immediately preceding such date; provided, however, that with respect to options issued pursuant to duly adopted stock option or other plans of the Corporation under which options to purchase stock of the Corporation may be issued to employees or directors of the Corporation or of affiliates under the Corporation's control ("Corporation Option Plans"), each reference to "Current Market Price" in Section 6(g)(iii) shall be deemed to be a reference to the current market price or fair market value of the Common Stock or similar concept, if any, as such term or concept is used in the applicable Corporation Option Plan for determining the fair market value of such stock at the time of grant.

            "Debt" shall mean, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, and without duplication, (i) every obligation of such Person for money borrowed;
(ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services but excluding trade accounts payable; (v) every capital lease obligation of such Person; (vi) all indebtedness of such Person, whether incurred on or prior to the Issuance Date or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements;
(vii) every other liability or obligation of such Person but excluding trade accounts payable; and (viii) every obligation of the type referred to in clauses
(i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

            "Designated Director" has the meaning set forth in Section 5(e).

            "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

            "Excluded Securities" means (1) Permitted Options and any shares of Common Stock issuable upon the exercise of Permitted Options; (2) securities issued upon conversion of the Series A Preferred Stock; (3) securities issuable as dividends or distributions on shares of the Series A Preferred Stock; (4) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Corporation by merger, purchase of substantially all the assets or other reorganization agreement if such issuance is approved by the Board of Directors, which approval shall include a majority of the Designated Directors; (5) shares of Common Stock issuable upon exercise of rights, options and warrants outstanding on the Issuance Date; and (6) shares of Common Stock issuable in accordance with an earn-out provision in connection with an acquisition made by the Corporation prior to the Issuance Date.

            "Fair Market Value" with respect to any securities, assets or property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Independent Directors and acceptable to the holders of a majority of the outstanding shares of Series A Preferred Stock or, at the option of the holders of a majority of the outstanding shares of Series A Preferred Stock, as determined by the Independent Directors of the Corporation in good faith; provided, that, the value of any securities that trade on a national securities exchange or inter-dealer quotation system shall be the Closing Price thereof as of the date such value is determined.

            "GAAP" means United States generally accepted accounting principles.

            "Incumbent Board" means individuals who, immediately following the issuance of the Series A Preferred Stock, constitute the Board of Directors or other similar governing body.

            "Independent Directors" has the meaning set forth in Rule 4200(a)(14) of NASDAQ.

            "Initial Beneficial Ownership" shall mean the aggregate number of shares of Common Stock which the holders of shares of Series A Preferred Stock would have been entitled to receive pursuant to Section 8 had all holders of shares of Series A Preferred Stock converted such shares into shares of Common Stock on the Issuance Date (as adjusted for any split, subdivision, combination, recapitalization or similar event from the Issuance Date until the date of determination).

            "Initial Holders" shall mean Onex Partners LP, Onex American Holdings II LLC, Onex US Principals LP, Res-Care Executive Investco LLC and their respective Affiliates, and any successor to any of them or to any of their Affiliates.

            "Issuance Date" means the Closing Date as such term is defined in the Purchase Agreement.

            "Junior Securities" shall mean the Corporation's Common Stock and all classes and series of capital stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Series A Preferred Stock, or which do not specify their rank, with respect to payment of dividends or distributions, or the distribution of assets upon Liquidation. This definition of Junior

Securities shall include, without limitation, any Convertible Securities exercisable or exchangeable for or convertible into any Junior Securities.

            "KBCA" means KRS Chapter 271B.

            "Liens" has the meaning set forth in Section 6(e).

            "Liquidation" has the meaning set forth in Section 4(a).

            "Liquidation Preference" means $1,050 per share of Series A Preferred Stock, plus accrued but unpaid dividends so thereon, as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock.

            "NASDAQ" means The Nasdaq Stock Market, Inc.

            "Nominating Committee" means a committee of the Board of Directors a majority of the members of which is comprised of directors who are not Designated Directors or officers or employees of the Corporation or its Subsidiaries and which committee is empowered to act for the full Board of Directors to nominate individuals for election as Independent Directors.

            "Outstanding Common Stock" means the then outstanding shares of the Common Stock of the Corporation.

            "Outstanding Voting Securities" means the then outstanding voting securities of the Corporation entitled to vote generally in the election of the directors of the Corporation.

            "Parity Securities" means each class or series of capital stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank on a parity with the Series A Preferred Stock with respect to payment of dividends and distributions, and the distribution of assets upon Liquidation. This definition of Parity Securities shall include, without limitation, any Convertible Securities exercisable or exchangeable for or convertible into any Parity Securities.

            "Permitted Debt" means the amount of Corporation's Debt deemed permissible at any time under Section 5(e)(2)(ii), which shall be an amount determined using the following formula:

            Debt on the Issuance Date                Permitted Debt
            -------------------------      =         --------------
            Issuance Date EBITDA                     Current EBITDA

            "Issuance Date EBITDA" shall mean operating income, plus depreciation and amortization, plus other operating expenses as shown on the Consolidated Statement of Income for the year ended December 31, 2003 included in the Corporation's Annual Report on Form 10-K. "Current EBITDA" shall mean, from time to time, operating income, plus depreciation and amortization, plus other operating expenses for the 12 months ended as of the Corporation's most recently completed fiscal quarter, as reported on the Corporation's periodic reports filed with the Securities and Exchange Commission. Issuance Date EBITDA and Current EBITDA shall be determined in the same manner.

            "Permitted Options" means grants of options to acquire shares of Common Stock or of restricted Common Stock, issued after the Issuance Date to employees, consultants, officers or non-employee directors of the Corporation pursuant to any stock option, restricted stock, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors, existing on December 31, 2003 or modified or adopted in accordance with Section 5(e)(iv).

            "Person" means an individual, partnership, corporation, limited liability company or partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

            "Purchase Agreement" means that certain Preferred Stock Purchase Agreement, dated March 10, 2004, by and among the Corporation, Onex Partners LP and purchasers affiliated with Onex Partners, LP, as amended from time to time.

            "Senior Securities" means each class or series of capital stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank senior to the Series A Preferred Stock with respect to payment of dividends and distributions, and the distribution of assets upon Liquidation. This definition of Senior Securities shall include, without limitation, any Convertible Securities exercisable or exchangeable for or convertible into any Senior Securities.

            "Series A Preferred Stock" has the meaning set forth in Section 1.

            "Stated Value" means, with respect to a share of Series A Preferred Stock, $1,050.00, plus accrued and unpaid dividends (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock).

            "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

            "Trading Day" means a day on which securities are traded on the national securities exchange or quotation system or in the over-the-counter market used to determine Closing Prices for the Common Stock.

            "Voting Securities" mean any class or classes of stock, or securities convertible into or exchangeable for any class of stock, of the Corporation pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of the Board of Directors, irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

      IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be duly executed this day of _______________, 2004.

                                       RES-CARE, INC.

                                       By:______________________________________


                                       Name:____________________________________

                                       Title:___________________________________

                                    Exhibit B

                          SHAREHOLDERS VOTING AGREEMENT

This Shareholders Voting Agreement, dated as of _____________, 2004, is made by and between Ronald G. Geary, of Louisville, Kentucky ("Geary") and Onex Partners LP, a Delaware limited partnership ("Onex").

                           - PRELIMINARY STATEMENTS -

As of the date hereof, Geary is the legal and/or beneficial owner of ____________ shares of common stock of Res-Care, Inc. (the "Company"), a Kentucky corporation, and options to purchase ______________ shares of Company common stock (the "Options").

Onex, along with other affiliated entities (the "Purchasers"), is entering into a Preferred Stock Purchase Agreement with the Company dated March 10, 2004, under which the Purchasers will purchase and the Company will sell 48,905 shares of Series A convertible preferred stock of the Company, subject to the terms of such Preferred Stock Purchase Agreement.

Concurrently, the Purchasers are entering into a Stock Purchase Agreement dated March 10, 2004 (the "Shareholder Stock Purchase Agreement") with Geary wherein the Purchasers will purchase and Geary will sell 300,000 shares of common stock of the Company of which he is the legal and beneficial owner, subject to the terms of such Shareholder Stock Purchase Agreement.

As a condition to entering into the Preferred Stock Purchase Agreement as well as the Stock Purchase Agreement, Onex is requiring that Geary enter into this Shareholders Voting Agreement which shall provide Onex: (i) the right to vote the Shares (as hereinafter defined) in all matters regarding the composition of the Board of Directors of the Company, and (ii) the first right to purchase any and all of the Shares that Geary desires to sell during the term of this Agreement.

NOW THEREFORE, in consideration of the premises, and for good and valuable consideration, the parties agree as follows:

                                 -- AGREEMENT --

      1. Voting. Geary hereby grants Onex, or its authorized representative, and its successors and assigns, the sole legal right to vote the Shares (including any pledged Shares with respect to which Geary has retained voting rights), in person or by proxy, at any meeting of the Shareholders or by written consent, with respect to any matter involving or associated with the election, removal and/or replacement of any of the members of the Company's Board of Directors or any matter affecting the number of directors or composition of the Board. For purposes of this Agreement, the term "Shares" shall mean (i) those shares of common stock of the Company owned by Geary, personally (or owned by an entity controlled by Geary) as of the date of this Agreement and any and all shares of common stock of the Company acquired by Geary personally (or acquired by an entity controlled by Geary) during the term of this Agreement, and (ii) any shares of the common stock of the Company acquired upon the exercise of Options (net of any shares sold in effecting a cashless exercise of Options).

      2. Proxy.

            (a) Geary shall execute a proxy (with the full power of substitution) in favor of Onex, or its designated representatives, in the form attached hereto as Annex A (the "Proxy") with the full power to vote and otherwise act with respect to the Shares on all matters specifically set forth in Section 1. The proxy shall only be exercisable in accordance with this Agreement, shall not be revoked prior to the termination of this Agreement, and shall automatically be revoked upon the termination of this Agreement.

            (b) Geary hereby revokes all other proxies and powers of attorney to vote and otherwise act with respect to the Shares on all matters specifically set forth in Section 1 which Geary may have heretofore appointed or granted and no subsequent proxy or power of attorney shall be given or written consent executed by Geary with respect to such matters prior to the termination of this Agreement.

            (c) Geary covenants and agrees that, except as contemplated by this Agreement, Geary has not entered into any voting agreement or granted a proxy or power of attorney with respect to the Shares which is inconsistent with this Agreement.

      3. Right of First Refusal.

            (a) In General. The parties intend to give the Purchasers a right of first refusal to acquire any Shares that Geary proposes to sell, but the parties do not intend to otherwise restrict any transactions involving the Shares or to otherwise limit Geary's full exercise of all rights of ownership, including the right to pledge the Shares as collateral, the right to transfer the shares to controlled entities or affiliates for estate planning purposes, and the right to contract for the sale or transfer of the Shares provided the Purchasers' right of first refusal is acknowledged and remains effective at all times.

            (b) Exclusive Right to Purchase the Shares. Geary hereby grants Onex the sole and exclusive first right to purchase any of the Shares Geary desires to sell or otherwise transfer during the term of this Agreement. If Geary desires to sell any or all of the Shares, Geary will deliver to Onex written notice of his intent to sell which shall specify (i) the number of Shares owned by Geary which Geary wishes to sell (the "Offered Shares"), (ii) the proposed cash purchase price per share of the Offered Shares or the proposed method and terms of sale if the purchase price will be set at the market or otherwise based on future events (the "Offer Price") and (iii) all other terms and conditions of the offer. The notice shall be given not less than five days prior to the date of the proposed sale. Onex shall have the right to purchase the Offered Shares on the same terms and conditions as the proposed sale, which right shall automatically expire if not exercised by the payment to Geary of the Offer Price at the same time and otherwise under the same conditions as the proposed sale. For example, if Geary proposes to sell the Shares at the market in a Rule 144 transaction, Geary shall give Onex at least five days notice of his intention to sell the Shares, specifying a date and time or method of executing the transaction, and Onex shall have the right to purchase the shares at the price that would have been received by Geary had the Shares been sold in accordance with Rule 144 in a market transaction at the specified time or in accordance with the specified method. If Onex does not accept the offer prior to the date of the proposed sale, Onex's right of first refusal shall automatically expire and Geary may execute the transaction as proposed. Provided, that if the Offer Price is to be received in a transaction with respect to which gain or loss will not be recognized by Geary for federal income purposes, the Offer Price to be paid by Onex shall be equal to the value of the consideration to be received and shall be grossed up to include an additional amount (the "gross up amount") sufficient to reimburse Geary for all federal, state, and local income or excise taxes payable on the sale to Onex, taking into account taxes payable on the Offer Price and the gross up amount. If for any reason a proposed transaction by Geary is not executed, Onex's right of first refusal shall apply to any subsequent proposed transaction.

            (c) Legend on Share Certificates. The certificates evidencing all Shares owned by Geary shall bear the following legend:

                  "The shares represented by this Certificate are subject to a Shareholders Voting Agreement dated ____________, 2004 by and between Ronald G. Geary and Onex Partners LP, a Delaware limited partnership. The Agreement contains certain provisions which (i) assign certain voting rights and (ii) a right of first refusal with respect to the shares.

            (d) Pledges, Permitted Transfers, and Contracts for Sale. If Geary pledges the Shares as collateral, or transfers the Shares to a family member or to an entity controlled by Geary or a family member, or contracts for the sale or other disposition of the Shares (such as a straddle transaction or for the delivery of the Shares to settle an obligation such as a prepaid variable share forward contract), or transfers the Shares to a charitable organization or in exchange for a partnership interest or other interest in an exchange fund or similar entity, Geary shall cause the pledgee, transferee, or other party to (i) acknowledge Onex' right of first refusal to purchase the Shares prior to any sale by such pledgee, transferee, or other party, and (ii) agree to be bound by the provisions of this Agreement with respect to the voting of the Shares and Onex' right of first refusal.

            (e) Currently Pledged Shares. Geary has previously pledged _________________ of the Shares to ___________________. Onex is granted a right of first refusal with respect to such pledged Shares, but Onex takes its rights under this Agreement subject to the existing rights of such pledgee. Geary shall have no obligation whatsoever to cause such pledgee to grant Onex any rights with respect to the pledged Shares.

      4. Representations and Warranties of Geary. Geary hereby represents and warrants to Onex as follows:

            (a) Authority Relative to This Agreement. Geary is an adult, is a citizen of the United States of American and is competent to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Geary, and, constitutes a legal, valid and binding obligation of Geary, enforceable against Geary in accordance with its terms.

            (b) No Conflict.

                  (i) The execution and delivery of this Agreement by Geary does not, and the performance of this Agreement by Geary does not, (A) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Geary or by which the Shares are bound or affected, or (B) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Geary is a party or by which Geary or the Shares are bound or affected, except, in the case of each of the foregoing, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by Geary of his obligations under this Agreement.

                  (ii) The execution and delivery of this Agreement by Geary does not, and the performance of this Agreement by Geary shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party.

            (c) Title to the Shares. As of the date hereof, Geary is the record and/or beneficial owner of the Shares and Options, which are all of the securities of the Company owned, either of record or beneficially, by Geary, and which are set forth on Exhibit 1. Except as provided in this Agreement, Geary has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. The Shares and the Options are free and clear of all liens and encumbrances, except (i) the liens and encumbrances of ___________________ on the pledged Shares identified in Section 3(e), and (ii) the liens and encumbrances of the agreements pursuant to which the Options were issued.

      5. Conditions Precedent. The obligations of the parties under this Agreement to enter into and complete the transactions contemplated herein are conditioned upon the closing of the Shareholder Stock Purchase Agreement.

      6. Miscellaneous.

            (a) Term and Termination. This Agreement shall become effective upon the closing of the Shareholder Stock Purchase Agreement. All obligations hereunder shall terminate upon the earliest to occur of the following: (i) the mutual written consent of all parties; (ii) at such time as the Purchasers own legally or beneficially less than 14,428 shares of the Company's Series A Convertible Preferred Stock; (iii) upon the termination of Geary's employment by the Company for any reason whatsoever, with or without cause; (iv) upon Geary's resignation or termination of his employment by the Company for good reason; (v) upon a change in control of the Company; (vi) upon Geary's retirement as an employee of the Company upon the normal termination of his current employment contract, or (vii) a merger, consolidation, share exchange, or other business combination in which the Company is not the acquiror. Provided, that if the obligations hereunder terminate as a result of the events described in clauses
(iii), (iv), or (vi), then (A) Purchasers shall have the right (but not the obligation) to submit an offer to Geary to purchase any Shares then held by Geary, and Geary shall have the right (but not the obligation) to submit an offer to Purchasers to sell any Shares then held by Geary, and (B) the recipient of the offer shall give such offer due consideration.

            (b) Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

            (c) Successors and Affiliates. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives and assigns. If Geary shall acquire ownership of, or voting power with respect to, any additional shares of Company common stock in any manner, whether by the exercise of any Options or any securities or rights convertible into or exchangeable for Company common stock, operation of law or otherwise, such shares shall be held subject to all of the terms of this Agreement, and by taking and holding such shares, Geary shall be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement. Without limiting the foregoing, Geary specifically agrees that his obligations hereunder shall not be terminated by operation of law, whether by his death or incapacity or otherwise.

            (d) Entire Agreement. This Agreement constitutes the entire agreement between Onex and Geary with respect to the subject matter hereof and supercedes all prior agreements and understandings, both written and oral, between Onex and Geary with respect to the subject matter hereof.

            (e) Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

            (f) Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

            (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

            (h) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepare, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means) to the telecopier number specified below:

                  If to Geary at:      _____________________________
                                       Louisville, Kentucky

                  With a copy to:      C. Christopher Trower, Esq.
                                       3159 Rilman Rd. NW
                                       Atlanta, Georgia 30327-1503

                  If to Onex at:       712 Fifth Ave., 40th Floor
                                       New York, NY 10019
                                       Attn:  Robert M. Le Blanc

                  With a copy to:      James C. Seiffert, Esq.
                                       STITES & HARBISON PLLC
                                       400 West Market Street, Suite 1800
                                       Louisville, KY  40202-3352

            (i) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

            (j) Submission To Jurisdiction; Consent To Service Of Process. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Kentucky and of the United States District Court in the Commonwealth of Kentucky, for any actions, suits or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 6(h) of this Agreement shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the venue of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the court of the Commonwealth of Kentucky or in the United States District Court for the Commonwealth of Kentucky, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed on the date hereof.

                                  ______________________________________________

                                  Ronald G. Geary

                                  ONEX PARTNERS LP

                                  By: ONEX PARTNERS GP LP, its General Partner

                                  By: ONEX PARTNERS GP INC., its General Partner

                                  By:
                                  _____________________________________________
                                       Name:  Robert M. Le Blanc
                                       Title:  Vice President

                                     Annex A

                              APPOINTMENT OF PROXY

      The undersigned, as a shareholder of RES-CARE, INC., a Kentucky corporation (the "Corporation"), appoints Robert M. Le Blanc, Vice President of ONEX PARTNERS GP, INC., an affiliate of ONEX PARTNERS LP, a Delaware limited partnership ("ONEX") as my attorney-in-fact, agent and proxy, with the full power of substitution and revocation, to attend any and all meetings, annual or special, of the shareholders of the Corporation, and to vote and otherwise act in accordance with his judgment or provide his consent with respect to all shares of common stock of the Corporation which the undersigned is then entitled to vote on all questions, propositions, resolutions or any other matters which may come before any such meeting (or any adjournment thereof) or are the subject of any written consent, which deal specifically with the election, removal or replacement of members of the Company's Board of Directors or any matter affecting the number of directors or composition of the Board, and act in my behalf and in my name as fully as I could act as if I were present at such meeting or meetings.

      This appointment of a proxy is issued in accordance with the terms of a Shareholders Voting Agreement by and between the undersigned and ONEX, dated ______________, 2004, (the "Agreement"), and is coupled with an interest. This appointment will terminate in accordance with the termination or expiration of the Agreement.

                                       _________________________________________
                                       Ronald G. Geary

Dated __________________, 2004

Witness:

________________________

________________________

                                    Exhibit C

                          MANAGEMENT SERVICES AGREEMENT

      THIS MANAGEMENT SERVICES AGREEMENT (the "Agreement"), is made as of this ____ day of __________, 2004, by and between ONEX PARTNERS MANAGER LP a Delaware limited partnership ("Onex") and RES-CARE, INC., a Kentucky corporation (the "Company").

                            - PRELIMINARY STATEMENT -

      Onex Partners, LP, a Delaware limited liability company ("Onex Partners") and an affiliate of Onex, along with various other affiliates, own 48,905 shares of Series A Preferred Stock of the Company (the "Preferred Stock"), acquired pursuant to the terms and conditions of the Preferred Stock Purchase Agreement dated March 10, 2004;

      As a condition to the acquisition of the Preferred Stock, the Company and Onex Partners agreed to enter into a Management Services Agreement wherein the Company would contract with Onex Partners, or one of its designated affiliates, to provide mutually agreed-upon business management services to the Company;

      Onex, an affiliate of Onex Partners, has access to substantial experience in strategic and business planning, financial services, business arrangements, business negotiations and various other business management and administration matters;

      The Company desires to avail itself of the resources, advice, assistance and personnel of and available to Onex; and

      Onex is willing to provide such services to the Company and the Company is willing to engage Onex on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                 - AGREEMENT -

                                   ARTICLE 1

                                    SERVICES

      SECTION 1.1 ENGAGEMENT OF ONEX. The Company hereby engages Onex to provide the services delineated in Section 1.2 below (the "Services") and Onex agrees to provide such Services, in accordance with the terms and conditions set forth herein. The

Company expressly authorizes Onex and grants Onex all necessary authority and power to render the Services to the Company on the terms and conditions set forth herein.

      SECTION 1.2 SERVICES. During the Term (as defined herein) Onex shall assist the Company's Board of Directors and its management in such business and financial matters of the Company and its affiliates as may be reasonably requested by the Board of Directors or its management. Without limiting the generality of the foregoing, the services to be rendered by Onex include: (i) assisting with the development and implementation of corporate strategic plans and acquisition and divestiture strategies; (ii) reviewing and providing advice on corporate investments; (iii) providing management, tax, risk management and financial advisory services; (iv) assisting in advising on subsequent debt and equity financings (the "Services"); and (v) such other services as the Board of Directors or management of the Company may reasonably request. From time to time thereafter, the Board of Directors of the Company may request Onex and/or its affiliates to provide additional services in addition to those contemplated herein. However, the Company and Onex both acknowledge and agree that the services referred to above do not include investment banking or financial advice in connection with business acquisitions.

      SECTION 1.3 SOURCING OF SERVICES. For purposes of this Agreement, Onex may provide services under this Agreement by supplying Onex personnel or, at its sole discretion, personnel from one or more of its affiliates. Under no circumstance shall Onex be obligated to provide the Company or its subsidiaries the services of external advisors, consultants and/or professionals. However, Onex may seek the services of independent third parties, with such services being paid for by the Company, so long as the Company approves of such services in advance.

                                    ARTICLE 2

                                      TERM

      SECTION 2.1 TERM. Subject to the terms herein, the term of this Agreement shall commence on July 1, 2004 (the "Effective Date") and shall continue for an initial five-year term (the "Term"). Thereafter, the Agreement shall be renewed automatically for successive one-year periods.

      SECTION 2.2 TERMINATION OF THIS AGREEMENT. This Agreement shall terminate at such time when Onex Partners, or any of its affiliates, individually or in the aggregate, no longer hold, either legally or beneficially, at least 26,452 shares of the Preferred Stock.

      SECTION 2.3 CONSEQUENCES OF TERMINATION. Upon termination of this Agreement, all power and authority granted Onex by the Company shall cease and terminate immediately. Within 30 days of any termination of this Agreement, the Company shall remit to Onex any accrued but unpaid Service Fee (as defined herein) and reimbursable expenses.

                                   ARTICLE 3

                                  COMPENSATION

      SECTION 3.1 COMPENSATION.

            (a) COMPENSATION. For and in consideration of the agreement of Onex to provide the Services when requested by the Company's Board of Directors or management, the Company shall pay Onex $350,000 per year (the "Service Fee").

            (b) PAYMENT. The Company shall pay to Onex the Service Fee, in advance, on a quarterly basis, on the first business day of January, April, July and October of each year commencing July 1, 2004. Quarterly payments shall be made not later than 5 business days after the beginning of the quarter in which the Services will be performed. All payments to be made by the Company to Onex shall be immediately available funds, unless the parties agree otherwise. In the event the Company fails to pay the Service Fee to Onex, it shall be required to pay Onex interest on all such unpaid amounts at an annual interest rate from time to time announced by Bank One as its "Prime Rate" of interest used by it as a reference rate for commercial loans in United States dollars adjusted on a daily basis for changes in that rate. The Service Fee (and any interest due thereon) shall accrue on a daily basis from and after July 1, 2004, and each quarterly payment shall be in respect of the three-month period then ended or such shorter period within such three months during which the Agreement was in effect. Any amounts due to Onex under this Agreement may, at Onex's sole discretion and direction, be payable to one or more affiliates of Onex.

            (c) ANNUAL ACCOUNTING. During the first fiscal quarter of each year, Onex shall invoice or provide a written accounting, in either case describing in reasonable detail the Services provided during the preceding fiscal year pursuant to this Agreement.

      SECTION 3.2 EXPENSES. All reasonable ordinary and necessary expenses, including but not limited to travel, fees for external consultants, advisors and professionals approved by the Company as provided herein and other direct out-of-pocket expenses incurred by Onex or its affiliates in the performance of the Services shall be paid or reimbursed by the Company. The Company shall, within 30 days after the receipt of an invoice from Onex, reimburse Onex in full.

                                   ARTICLE 4

                                  MISCELLANEOUS

      SECTION 4.1 RELATIONSHIP OF PARTIES. The parties acknowledge and agree that each is a separate business entity, that each has its own management, and separate policies and procedures, and that (except as otherwise set forth herein) nothing contained herein shall constitute the delegation of authority and power to Onex to manage and/or control the Company's business. The parties further acknowledge and agree that the relationship established between the two is that of independent contractors and is not a joint venture or partnership and that the Services to be performed are intended to be merely auxiliary to and supportive of the Company's business. Neither Onex nor its employees shall be considered employees of the Company. Onex shall have no right to enter into any contract or undertaking in the name of or for the account of the Company, nor to assume or create any obligation of any kind, express or implied, on behalf of the Company, without the prior written consent of the Company.

      SECTION 4.2 INDEMNIFICATION. The Company agrees to indemnify, defend and hold harmless, Onex, its affiliates, directors, officers and/or employees from and against any and all loss, liability, suits, claims, costs, damages and expenses (including reasonable attorney fees) arising from their performance hereunder, except where Onex's actions or omissions rise to the level of gross negligence or willful misconduct.

      SECTION 4.3 NOTICE. Any notice, request, consent or communication (collectively "Notice") sent under this Agreement shall be effective only if it is in writing and (a) personally delivered, (b) sent by certified or registered mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) telexed or telecopied with receipt confirmed, addressed as follows:

      If to Onex:

                  Onex Partners Manager LP
                  712 5th Avenue, 40th Floor
                  New York, New York 10019
                  Attention: Robert M. Le Blanc, Managing Director,
                             Onex Partners Manager GP Inc.
                  Fax: (212) 582-0909

      If to the Company:

                  Res-Care, Inc.
                  10140 Linn Station Road
                  Louisville, Kentucky  40223
                  Attention:  Ronald G. Geary, President
                  Fax: (502) 394-2164

or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date
(i) when personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

      SECTION 4.4 WAIVER. The failure of either of the parties to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition.

      SECTION 4.5 COMPLETE UNDERSTANDING. This Agreement constitutes the complete understanding among the parties. No alteration or modification of any of this Agreement's provisions shall be valid unless made in writing and signed by all the parties to this Agreement.

      SECTION 4.6 APPLICABLE LAW. The laws of the Commonwealth of Kentucky shall govern all aspects of this Agreement, irrespective of the fact that one or more of the parties now is or may become a resident of a different state, or that the one or more of the parties now or hereafter locates its principal office outside the Commonwealth of Kentucky. The parties acknowledge that the courts of the Commonwealth of Kentucky shall have exclusive jurisdiction over this Agreement and specifically waive any claims which they may have that involve jurisdiction or venue, including but not limited to forum non conveniens. Service of process for any claim which arises under this Agreement shall be valid if made in accordance with the notice provisions set forth in Section 4.3 of this Agreement. If service of process is made as aforesaid, the party served agrees that such service shall constitute valid service, and specifically waives any objections the party served may have under any state or Federal law or rule concerning service of process. Service of process in accordance with this
Section 4.6 shall be in addition to and not to the exclusion of any other service of process method legally available.

      SECTION 4.7 DESCRIPTIVE HEADINGS. All section headings, titles and subtitles are inserted in this Agreement for the convenience of reference only, and are to be ignored in any construction of this Agreement's provisions.

      SECTION 4.8 SEVERABILITY. If a court of competent jurisdiction rules that any one or more of this Agreement's provisions are invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of this Agreement's other provisions, and this Agreement shall be construed as if it had never contained such invalid, illegal or unenforceable provision.

      SECTION 4.9 SUCCESSORS AND ASSIGNS AND THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      SECTION 4.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts for all purposes shall constitute an original.

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

      SECTION 4.11 ASSIGNMENT. Except as otherwise set forth herein, neither the Company nor Onex may assign its rights or obligations under this Agreement without the written consent of the other party. The Company acknowledges and agrees that Onex may assign this Agreement to any of its affiliates where at least 50% of the voting securities are owned directly or indirectly by Onex Partners and any such affiliate may assign the same to Onex or any other such affiliate of Onex, without the consent of the Company.

                           [SIGNATURE PAGES TO FOLLOW]

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

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

                              ONEX PARTNERS MANAGER LP
                              a Delaware limited partnership

                              By: Onex Partners Manager GP Inc., its General Partner
                              Name:

                              __________________________________________________
                              Its:  Managing Director

                              Name:

                              __________________________________________________
                              Its:  Managing Director

                              RES-CARE, INC.
                              a Kentucky corporation

                              By:
                              __________________________________________________
                              Name:
                              __________________________________________________
                              Its:
                              __________________________________________________

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